EXHIBIT 5

March 29, 2007

Ralcorp Holdings, Inc.
800 Market Street
Suite 2900
St. Louis, MO 63101

Re:	Registration Statement on Form S-8 Relating to 1,979,507
Shares of Common Stock, Par Value $.01 Per Share, To Be
Issued Pursuant to the Ralcorp Holdings, Inc. 2007 Incentive Stock Plan

Ladies and Gentlemen:

I am Corporate Vice President, General Counsel and Secretary of Ralcorp Holdings, Inc. (the “Company”) and have represented the Company in connection with the Ralcorp Holdings, Inc. 2007 Incentive Stock Plan (the “Plan”). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that:

(1)	The shares of Common Stock that may be issued pursuant to the Plan will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable; and

(2)	The participations in the Plan to be extended to participants in the Plan will be, when extended in accordance with the Plan, validly issued.

I consent to the filing of this Opinion as an exhibit to the Plan’s Registration Statement.

Sincerely,

/s/ Charles G. Huber, Jr.
Charles G. Huber, Jr.
Corporate Vice President, General Counsel and Secretary